Exhibit 99.2

Renaissance Learning

Q2 Earnings Conference Call

July 19, 2010

Operator:  Good afternoon, ladies and gentlemen, and thank you for standing by.  Welcome to Renaissance Learning’s Second Quarter Earnings Conference Call.

At this time, everyone is in a listen-only mode.  Later, there will be an opportunity for you to ask questions, and instructions will be given at that time.

As a reminder, your conference is also being recorded.

At this time, I would like to introduce to you the chief financial officer, Mary Minch.  Please go ahead, Ms. Minch.

Ms. Mary Minch:  Thank you.  Good afternoon.

I’m Mary Minch, Chief Financial Officer of Renaissance Learning.  And with me today is Steve Schmidt, our President and Chief Operating Officer; Terry Paul, our Chairman of the Board; and Glenn James, our Chief Executive Officer.  We’d like to welcome everyone to our Second Quarter Conference Call.

Before beginning, I need to point out that this call may include information constituting forward-looking statements made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding growth initiatives and management’s expectations with respect to orders and financial results for future periods.

These forward-looking statements are based on current expectations and various assumptions which management believes are reasonable.  Any such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.

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Factors that could cause or could contribute to such differences include those matters disclosed in our second quarter earnings release and in the company’s Securities and Exchange Commission filings, including Forms 10K and 10Q.

I will begin our call today with a review of the second quarter financial results, and then Steve will provide some brief comments about our operations.  Following our comments, we’ll be happy to take your questions.

Second quarter revenue of $31 million was up about 9 percent from second quarter 2009 revenue of $28.5 million.  Net income was $4.3 million or 15 cents per share compared to $4.1 million or 14 cents per share in the second quarter of 2009.

Product revenue was up about $300,000 or 1.4 percent.  Revenue increased for all software products as a result of both strong orders in the current period and from revenue recognized from prior period subscription orders.

Shipments of NEO units increased by about 6 percent compared to the same quarter in the prior year, but NEO revenue was about $1 million less than the prior year’s second quarter due to the price decrease that we implemented in January.

Product revenue was also held back by about $600,000 in the quarter due to a shortage of 2Know! Response System inventory caused by strong orders at the same time that we were experiencing low inventory levels because we were switching to a new, more powerful version of the Responder units.

This new version allows us to offer all Responder functionality on every unit.  The $600,000 backlog will be shipped in the third quarter.

Service revenue increased by about $2.3 million, or 31 percent, to $9.5 million in the quarter.  Service revenues compared to the same quarter in the prior year have now

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increased for 13 consecutive quarters.  All service revenue categories increased in the quarter, with the largest increases again stemming from hosting and professional development.

Deferred revenue increased by $2.3 million in the quarter, comparable to the increase of $2.7 million in 2009.  Total gross profit margins for the quarter were 78.6 percent, up from 77.7 percent last year.

Product gross margins were 82.8 percent, up from 81.5 percent in the second quarter of 2009, primarily due to a greater mix of software, somewhat offset by reduced hardware margins due to the price decrease.

Service gross margins increased to 69.1 percent from 66.3 percent in the prior year.  The improvement was due to continued leveraging of our fixed costs in most of our service areas, especially hosting and remote professional development.

Total operating expenses increased by about $2 million compared to the same quarter last year.  Selling and marketing expenses increased $1.8 million due, in part, to investing in additional sales resources but primarily due to higher commissions as a result of the higher order levels.

Commission expense is incurred at the time we invoice the customer and thus is immediately recorded on the income statement.  A significant portion of the related revenue is deferred due to the increasing mix of subscriptions and related services.  The result is that there is not a direct correlation between recorded revenue and when we record commission expense.

With respect to operating expenses going forward, we continue to expect selling and marketing expenses to fluctuate with order rates.  We also expect increases in

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product development costs of approximately five to 10 percent more than the current quarterly level as a result of development efforts related to enhancements to our STAR products.  In addition, wages are increasing moderately across all expense areas.

Second quarter operating cash flow was strong at $4.8 million compared to $2.1 million one year ago.  The quality of our accounts receivable remains strong, and days sales outstanding was just 25 days at the end of June.

Now, I’ll turn it over to Steve to provide additional comments.  Steve?

Mr. Steve Schmidt:  Thank you, Mary.

We’re pleased that we were able to grow orders by 11 percent in the quarter despite the fact that the stimulus-funding tailwinds have begun to slow, and school districts are already grappling with funding challenges for the upcoming school year.

That growth rate was actually better than we achieved in Q1, excluding the one large order recorded in that period.  We’re especially encouraged that we were able to grow software orders by 16 percent, and early indications for subscription renewals are looking favorable.

Hardware unit volume, both NEOs and to 2Know! Responders, also grew smartly, though order dollars declined 7 percent due to the price reduction implemented January 1st.

Reading orders continued to show steady growth and healthy renewal rates.  We are in the beginning of the heavy renewal season and so far so good.  All indications are that reading product renewal rates will continue to be good remaining in the mid-90 percent range.

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Despite a more challenging budget environment, our products are very affordable and becoming an even more important tool for educators as class sizes increase.  Math orders continue to experience strong growth rates across all three math products: Accelerated Math, STAR math and MathFacts in a Flash.

Math orders are also gaining some momentum due to our new Accelerated Math for Intervention offering that we mentioned last quarter.  As a reminder, Accelerated Math for Intervention is a research-based math intervention program specifically aimed at improving the math skills of struggling math students.

Similar to reading renewals, math renewal rates remain consistent with historical trends.  And at this point, we expect they will remain in the mid-80 percent range during this renewal season.

The number of schools using our Renaissance Place platform also continues to grow.  We added more than 1,000 RP schools in the second quarter, bringing the total number of schools actively using RP to over 32,000.  Of those Renaissance Place schools, over 25,000, or 78 percent, are hosted.

Schools using Accelerated Reader Enterprise also number over 25,000, an increase of about 900 schools in the quarter.  As mentioned previously, we continue to see the schools upgrading to the Enterprise version of Accelerated Reader from the desktop version on average increase their annual spending with us by over $1,000 per year in addition to adding hosting and professional development revenue.

The Renaissance Place and hosting growth continues to have a significant impact on the makeup of our revenue.  Our subscriptions and related recurring services, as a

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percent of our total software and services revenue, was 70 percent in the quarter compared to 65 percent in second quarter last year and 64 percent in the trailing quarter.

I mentioned earlier that we experienced healthy unit order growth for our hardware products in the second quarter.  NEO 2 unit orders increased by 6 percent in the quarter.  More and more customers are seeing the capabilities of the NEO 2 and the power it can bring to the classroom via features like NEO Share, Response System functionality and the ability to run MathFacts in a Flash, and Accelerated Reader software.  We expect NEO will continue to experience unit volume growth.

Orders for the 2Know! Classroom Response System were particularly strong this quarter.  Total orders increased about 40 percent for the second quarter on an increase in unit volume ordered that surged over 80 percent.  As Mary mentioned, we are not able to ship all the 2Know! orders in the quarter due to an inventory shortage, so this order strength is not fully reflected in our top-line revenue, but, of course, will benefit Q3 results.

The shortage was due in part to the significant unit volume increases we’ve achieved over the last two quarters and to hardware component enhancements we’re making to the product to allow it to run even more software and features.  It’s these features, along with its low price, that cause 2Know! to stand out in an otherwise crowded responder market and continue to grow in the quarters ahead.

Earnings growth this past quarter was not as impressive as the previous several quarters, but that moderation is not an indication of future bottom line growth potential.

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Some of this past quarter is timing of sales commission costs versus revenue recognition, as Mary explained, and of course, we flipped a penny of earnings per share into Q3 with the inventory outage.

And part is our investment in sales resources and other initiatives to fuel future growth.  An example is our strategy for increasing our presence in the larger urban districts.  That team has been expanded and is poised for strong contributions in the new school year.

We’ve mentioned our school improvement initiative called SetPoint for improving low-performing schools.  SetPoint has had a few setbacks because of state governments reducing the expected amounts they will fund under the federally-sponsored School Improvement Grant program.

We still expect contribution from SetPoints in select states, and we were not counting on big first-year revenue from this venture.  Rather, we view SetPoint and other packaged school improvement initiatives to be a prime opportunity to prove the effectiveness of our products and services in transforming low-performing schools, which could be a substantial catalyst for improved growth for us in the years beyond.

Mary mentioned some expected product development cost increases.  These costs relate to the work we are doing to enhance STAR to provide assessments of specific state and, ultimately, common core state standards.

We are already experiencing strong growth in our STAR products, again achieving over a 50 percent growth in orders this quarter.  And with the added features for standards assessments and benchmarking capabilities combined with the current market focus on assessments driven by the federal emphasis and the development of

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common core state standards, we believe the STAR products offer significant growth potential.

The enhanced, comprehensive version of STAR is expected to be offered for the 2011-2012 school year as the Enterprise version at a higher subscription price than our current pricing for STAR.

With the winding down of many portions of the federal stimulus programs, the state budget situation looks challenging for at least the next 18 to 24 months.  According to the Center on Budget and Policy Priorities, federal stimulus money was an important component in helping states balance their budgets the last several years.

Many states have already cut into their reserve funds and other one-time sources, so their ability to preserve funding levels, for even essential programs like education, is limited.  Therefore, fiscal year 2011 state budgets will likely include deeper cuts in many areas, including education, than in the past two years.

Despite these challenging economic forecasts, we believe our business model and products are positioned to weather the storm, and we have great confidence in our long-term growth opportunity.

Now, I’d like to turn the floor over to Terry.

Mr. Terry Paul:  Thank you, Steve.

I just wanted to take this opportunity to introduce our new CEO, Glenn James.

We conducted an extensive search to find my replacement, and Judi and I are very pleased to have found someone with the integrity, commitment to our mission and the business expertise to make Renaissance grow faster and take us to the next level.

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Glenn has been on board now for two weeks, and it is my pleasure to introduce him to you.

Mr. Glenn James:  Thank you, Terry.  I am very pleased to have joined this fantastic company, and I’m honored to have the opportunity to lead a company with such a strong mission for helping students, a solid financial position, outstanding products and services, dedicated employees and the potential for significant growth.

My initial impressions of Renaissance Learning have all been reaffirmed in the two short weeks that I’ve been here.  We’ve got a fantastic team, great products, and I’m very excited about helping to take the company to the next level of growth.

Uh, now, we’ll be happy to answer any questions that you have.  So, Joe, if you’d open the lines and let folks know how they can ask, I’d appreciate it.

Operator:  Thank you.

Ladies and gentlemen, if you are calling as a representative of an investment firm, you are invited to ask questions at this time.  Please press star-one on your telephone keypad if you’d like to ask a question.  You may press star-two if you would like to remove yourself from the queue.  Once again, please press star-one on your telephone keypad if you’d like to ask a question.

Our first question is from Jason Anderson with Stifel Nicolaus.  Please go ahead.

Mr. Jason Anderson:  Good afternoon, everybody.  I’m here for Jerry and Bob.  And welcome, Glenn.  Good to have you.

My first question--wanted to know--the prolonged budget issues here--I mean, obviously, they’ve been going on for a while, but considering things look even more grim here in the near future, how does that impact the subscription uptake rate, you know, as in

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customers switching to the subscription model?  Do you feel that will change or have any impact on that?

Mr. Steve Schmidt:  This is Steve.  No, I don’t think so, Jason.  We’ve obviously been under some budget challenges for some time, and I think subscription is getting to be more and more an accepted way to purchase products and services like those that we offer.  So thus far, we have not seen a lot of pushback about the, --the,  subscription model.

I think part of it is that our subscription pricing is very affordable.  And, therefore, the commitment or ongoing costs for each individual school isn’t that significant compared to other expenditures that they have.

Mr. Jason Anderson:  Okay, thanks.

Also, could you give any color on how things look to maybe order momentum towards the end of the quarter, maybe--I know it’s early into 3Q?

And also, do you--with these budget--the budget constraints here, do you see more seasonality pushing even more into third quarter?  I know 3Q seems to be the biggest.  Any comments you have there?

Mr. Steve Schmidt:  Sure.  The seasonal shifting continues for us, although as a larger and larger portion of our business becomes subscription already on that seasonal model, the change isn’t quite as great as when we first started subscriptions.

Q3 continues to be our largest order quarter by far consistent with the school year and the school budget cycle.  So, I think we’re seeing some shift yet, Jason, but not to the great magnitude that we had when we first started subscriptions.

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In terms of timing order patterns have been fairly similar to last year.  Within Q2, it’s always the second half of the quarter where things pick up in a big way, and it did again this year.

Similarly, as we start the third quarter, we’re seeing a fair amount of the similar kinds of activity in that many schools, because of their budget cycle, are unable to order in Q2 and then place their order in Q3.  And we’re seeing that play out this year similar to how we did last.

Mr. Jason Anderson:  Okay, great.

And can you guys disclose the absolute dollar orders in the quarter?  And if--and beyond that, what is your--again, if you could refresh what your definition is again on orders.

Mr. Steve Schmidt:  Well, we don’t--we typically haven’t disclosed the total dollars.  I guess that’s something we can consider going forward.  You can get to it, generally, by the change in deferred revenue versus the recognized revenue.  But, something that we can look at going forward.

We consider an order when the customer places a binding order with us regardless of the period that it could be for.  I think I’ve mentioned in the past that we’ve received orders for multiple years so even though it’s an order that doesn’t--it’s for a subscription a year or two out, we still consider it in our order count as invoiced but of course we don’t recognize it.  It goes into deferred revenue until the appropriate subscription period.

Mr. Jason Anderson:  Okay, great.

And one more here and I’ll turn it over.  Could you--do you guys have an update or any input you could give us on the Race to the Top?  And been hearing more coming

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out about potentially cutting some of the Race to the Top to use funding - reallocate to saving jobs.

Have you heard anything more about that?  And also, I don’t know when the next installment is.  I think they had talked about initially having round two winners in June, but I don’t think we’ve heard that yet.

Mr. Steve Schmidt:  There’s been two awards made for Race to the Top, although I don’t know if the money’s actually passed.

Mr. Jason Anderson:  Okay.

Mr. Steve Schmidt:  But, both Delaware and Tennessee were successful in-- in being given awards under Race to the Top.

Second round is still in the works right now, and I believe those will be announced later this fall.  I don’t think it was supposed to be for June yet.  And there’s 30-plus states still in the running for those, and I guess our expectation is that perhaps a dozen or so of those states will be successful.

Those are monies that will be awarded to them and used over subsequent years, so that’s going to help in those states, to some extent you know, more for the future than actually having any impact currently.

Mr. Jason Anderson:  And you haven’t--have you guys had any further read on any potential they would be cutting that or reallocating funds out of the Race to the Top program?

Mr. Steve Schmidt:  Yeah, we’ve heard some proposals, and I don’t think there’s anything definite at this point, but you know, I guess it wouldn’t surprise me to see some reallocation made that way.

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But, I think that the bulk of the Race to the Top program seems to be in tact as it was originally designed.

Mr. Jason Anderson:  Great.  Thanks for the help.  I’ll turn it over.

Operator:  Thank you.

As a reminder, if you would like to ask a question, please press star-one on your telephone keypad.

I’m showing no further questions in queue.  I’d like to turn the call back over to Steve Schmidt for closing remarks.

Mr. Steve Schmidt:  Okay, thank you.

We continue to be able to generate strong order rates and solid financial results on a consistent basis, and we believe that’s because our products truly make a difference in the classroom.  We know that when times are difficult, the best companies continue to perform well, and we think we’re well positioned to do just that.

We expect to not only weather any short-term economic or budgetary challenges, but also put the right initiatives and strategies in place to help us achieve solid, long-term growth.

Thank you for joining us today.  We’ll talk to you again in October.

Operator:  This concludes the conference.  You may disconnect your lines.  Thank you for your participation.

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